Exhibit 5.1

November 5, 2021

The Board of Directors

Twin Disc, Incorporated

1328 Racine Street

Racine, WI  53403

Re:         Registration Statement on Form S-8 Filed by Twin Disc, Incorporated

Ladies and Gentlemen:

This firm is counsel for Twin Disc, Incorporated (the “Company”), which is the registrant in a Registration Statement under the Securities Act of 1933, as amended (the “Act”) on Form S-8, dated November 5, 2021, relating to the registration of 715,000 shares of the Company's common stock, no par value (“Shares”), to be offered and sold pursuant to the Twin Disc, Incorporated 2021 Long-Term Incentive Compensation Plan (“Plan”).

As counsel, we are familiar with the actions taken by the Company in connection with the authorization of the Shares.  We have examined such records and other documents as we have deemed necessary for the opinions hereinafter expressed, including the Company’s Restated Articles of Incorporation, the Company’s Bylaws, the Plan and the resolutions of the Company’s Board of Directors approving the Plan. We have also relied on a certificate of the Secretary of the Company dated the date hereof.  In examining such records and documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Shares described in the Registration Statement, will be, when and to the extent issued in accordance with the respective provisions of the Plan and pursuant to awards granted under the Plan, legally issued by the Company, fully paid and non-assessable.

We do not express any opinion with respect to the laws of any jurisdiction other than the Wisconsin Business Corporation Law. In addition, we have assumed that the resolutions authorizing the Company to issue the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued by the Company, that each award under the Plan will be approved by the Board of Directors of the Company, an authorized committee of the Board, or by the Chief Executive Officer of the Company in accordance with the terms of the Plan, and that at the time the Shares are issued, there will be a sufficient number of authorized shares of the Company’s common stock remaining under the Company’s Articles of Incorporation (as may be amended from time to time). This opinion speaks only as of the date the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion thereafter.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

von BRIESEN & ROPER, s.c.

/s/ von BRIESEN & ROPER, s.c.